Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a party other than the Registrant [x]

Check the appropriate box:
[ ]       Preliminary Proxy Statement
[ ]       Confidential, for Use of the Commission Only (as
          permitted by Rule 14A-6 (e)(2))
[X]       Definitive Proxy Statement
[ ]       Deifinitive Additional Materials
[ ]       Soliciting Materials Pursuant to ss.240.14a-11c or
          SS.240.14a-12



                         First Years Inc
        (Name of Registrant as Specified In Its Charter)

                        Phillip Goldstein
   (Name of Person(s) Filing Proxy Statement if other then the
                           Registrant)


           60 Heritage Drive, Pleasantville, NY  10570
   (914) 747-5262 // Fax (914) 747-5258 // oplp@optonline.net

I want to welcome you to the 2003 annual stockholders meeting of The First Years.

We have one very important matter for you to vote on - the election of three directors.
You will notice that there is only one nominee for each seat and that each nominee is currently serving as a director. That is because the board has decided not to allow any other nominations. We did that to make it easy for you to vote. You see, if there were more nominees than open seats, you might find it difficult to decide whom to vote for and I am sure you have enough other things to worry about.

Also, we have decided not to allow shareholders to present any proposals at the meeting so as not to unnecessarily confuse you.
Be assured that we are always looking out for your best interests.

Now, please cast your ballot and feel free to help yourself to some refreshments. Remember, your vote is very important.

                             *******
                                   May 1, 2003

Dear Fellow Stockholder of The First Years:

Does the above speech sound like something Big Brother, the totalitarian leader of George Orwell's classic novel, 1984, would say? Well, I think it represents the views of Ronald J. Sidman, the President, Chairman and Chief Executive Officer of The First Years ("TFY"). Actually, Mr. Sidman is more like Big Daddy than Big Brother. What do I mean by that? Please turn the page.




                      [PHOTO OF MR. SIDMAN]



Anyone who has met Ron Sidman can tell that he loves babies. Unfortunately, he also seems to think that shareholders are as incapable as babies when it comes to making decisions. Therefore, they need Big Daddy, i.e., Ron Sidman to make those decisions for them. That is why he refuses to allow a shareholder vote on the poison pill and wants to have a rigged election for directors where the only nominees are the very directors who adopted the pill in the first place.

Most shareholders want just one thing from their investment -- to maximize the value of their shares. A poison pill can harm shareholders because it allows the board of directors, whose interests are not the same as theirs, to prevent them from accepting a premium offer for their shares. As the head of TFY, Ron Sidman earns a lucrative income in the form of salary, bonuses, stock options and other perks. In addition, several members of his family are employed by TFY. If TFY were sold, some or all of them might be out of a job. Yet, a poison pill allows them to veto a proposed sale of TFY even if shareholders overwhelmingly would prefer to sell. Is that fair?

Here is a true story of how a poison pill cost shareholders of another company many millions of dollars. On October 26,1999, Marc Shore, the CEO of Shorewood Packaging Corporation, called Thomas Johnson, the CEO of Chesapeake Corporation, a competitor of Shorewood and offered to acquire Chesapeake at $40 per share, a 41% premium over Chesapeake's previous closing price of $28.38. Johnson told Shore that Chesapeake was not for sale but that its board would analyze the offer. On November 18, 1999, Chesapeake announced that its board of directors, in consultation with its financial advisors, Goldman, Sachs & Co. and Donaldson Lufkin & Jenrette, and its legal advisor, Hunton & Williams, carefully considered Shorewood's unsolicited proposal and unanimously concluded that it was "inadequate and not in the best interests of Chesapeake's shareholders." In response, Shorewood announced that if Chesapeake's board would redeem its poison pill, it would "move promptly to bring its proposal directly to Chesapeake's stockholders." Chesapeake's board, however, refused to redeem its poison pill, thereby preventing shareholders from accepting Shorewood's offer. Today, 3-1/2 years later, Chesapeake's shares are languishing at around $17.50 or 56% below Shorewood's $40 "inadequate" offer.

Could something like that happen to us? With a poison pill in place, it certainly could. If we don't want end up like the poor shareholders of Cheasapeake, we need to tell the board that a poison pill is "inadequate and not in the best interests of our shareholders" by returning the enclosed GREEN proxy card today.

When the board initially adopted the poison pill, it said that "it is not intended to prevent a takeover of The First Years on terms that are favorable and fair to all shareholders" and that it is simply designed to prevent an acquirer from depriving shareholders "of their ability to determine the destiny of The First Years without paying or offering to pay fair value to all shareholders." That is just Newspeak to obscure the fact that the poison pill shifts the power to ultimately determine "fair value" from shareholders to Big Daddy Sidman and his family.

While any company's poison pill is worrisome, it is especially important that TFY dismantle its pill. One thing Mr. Sidman and I agree on is that TFY stock is undervalued. I firmly believe that a sale of TFY to a larger strategic buyer, i.e., a company in a similar or related business, is the most likely route to maximizing shareholder value. However, even if a strategic buyer is willing to pay a sizeable premium to acquire TFY, a poison pill could allow Mr. Sidman to veto such a sale.

Also, TFY has serious corporate governance problems. Here is how management's own proxy material puts it: "Evelyn Sidman is the mother of Ronald J. Sidman and Kenneth R. Sidman. Benjamin Peltz is the son-in-law of Mrs. Sidman and the brother-in-law of Kenneth R. Sidman and Ronald J. Sidman." With the board so dominated by the Sidman clan, it is crucial that the poison pill be dismantled.

In addition to dismantling the poison pill, I believe that at least one director of TFY should have no ties to anyone named Sidman. Therefore, I intend to nominate Gerald Hellerman to replace Evelyn Sidman, Ron and Ken's 89-year old mother. (Mrs. Sidman can contribute to TFY as a consultant.) The most important thing a director must do is critically evaluate the CEO's performance. The crisis of leadership in corporate America has made it painfully clear that far too many directors of public companies have failed to diligently fulfill their duty because they were too chummy with the CEO they were supposed to monitor. I don't think anyone can expect the CEO's mom to critically monitor his performance. I have served with Mr. Hellerman on several boards and I am confident that he will have no problem doing that.

Ron says he will not permit me to nominate Mr. Hellerman to replace his mother or to present a proposal to dismantle the poison pill. I sincerely hope that he will change his mind and allow democracy to prevail at the annual meeting.

Please sign and return the enclosed GREEN proxy card today. If you believe it may not be received before May 15th, you may fax it to (631) 254-7622 (in addition to mailing it). If you have any questions, please call me at (914) 747-5262 or e-mail me at oplp@optonline.net.

                                   Very truly yours,


                              Phillip Goldstein

PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF

DIRECTORS OF THE FIRST YEARS, INC.



   ANNUAL MEETING OF STOCKHOLDERS (To be held on May 15, 2003)

 My name is Phillip Goldstein.  I am a shareholder of The First
    Years, Inc. (the "Company"). I am an investment manager presently managing investment portfolios with assets totaling
 more than $75 million.   I am sending this proxy statement and
the enclosed GREEN proxy card to stockholders of record on March
 20, 2003 (the "Record Date") of the Company.  I am soliciting a proxy to vote your shares at the 2003 Annual Meeting of Stockholders of the Company (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Company's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders including the election of directors.

This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Company on or about April 30,
                              2003.

                          INTRODUCTION

   There are two matters that the Company has scheduled to be voted upon at the meeting:

  1 The election of three persons to serve as directors of the Company.

2 The ratification of the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending December 31, 2003.

  In addition, I intend to introduce the following proposal at the meeting.

  3 The Company's poison pill rights shall be dismantled.

 With respect to these matters, I am soliciting a proxy to vote your shares FOR the election of one nominee and FOR Proposals 2 and 3.

                    How Proxies Will Be Voted

All of the proposals scheduled by the Company to be voted upon at the meeting are included on the enclosed GREEN proxy card.  If you will not attend the meeting and you wish to vote FOR the election of my nominee and/or FOR my proposal, you may do so by completing and returning a GREEN proxy card.

   If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate subject to the following condition: Ronald J. Sidman, the Company's Chairman, President and Chief Executive Officer shall not prevent the persons named as proxies from nominating Gerald Hellerman for election as a director and presenting Proposal 3. Mr. Sidman has advised me that he will not permit me to nominate Mr. Hellerman or present any proposal at the Meeting because I allegedly did not give him sufficient advance notice of my intentions.  I have asked Mr. Sidman to waive the Company's advance notice requirement so that the shareholders can have an opportunity to vote as they wish at the Meeting but thus far, he has refused to do so. I believe that if a lawsuit is brought to order Mr. Sidman to count all the proxies, it could succeed. I will continue to ask Mr. Sidman to permit me to vote all the proxies as instructed but if he refuses, your shares may not be voted at the Meeting and I may consider other options including filing a lawsuit to order the Company to count your votes and/or declining to attend the meeting which may prevent a quorum from being reached.

Subject to the foregoing condition, in the event that you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of my nominee to the Board and FOR Proposals 2 and 3. If you return a GREEN proxy card, you will be granting the proxy holder(s) discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting including matters relating to the conduct of the meeting.


                       Voting Requirements

I do not intend to propose an adjournment of the meeting. If an adjournment is proposed, the proxy holder(s) will vote for or against such adjournment in their discretion. Please refer to the Company's proxy statement for the quorum requirements and the voting requirements for each proposal it will present. Proposal 3 requires a majority of the votes cast for approval.

                      Revocation of Proxies

You may revoke any proxy prior to its exercise by (i) delivering a written revocation of your proxy at the meeting; (ii) executing and delivering a later dated proxy to me or to the Company or to our respective agents; or (iii) voting in person at the meeting.
  (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted

        Information Concerning the Soliciting Shareholder

I, Phillip Goldstein, am the Soliciting Shareholder. My address is 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios with assets in excess of $75 million. Since December 1, 1992, I have been the president and 50% shareholder of Kimball & Winthrop, Inc., the general partner of Opportunity Partners L.P., a private investment partnership. I am also the portfolio manager of Opportunity Partners. Since 1996, I have taken an active role in urging the management of other companies to take various actions that I believe would benefit those companies and their shareholders. My actions have included discussions with management, submitting a shareholder proposal, conducting a proxy contest and filing a lawsuit alleging breach of fiduciary duty.

I am deemed to be the beneficial owner of 143,710 shares of Common Stock owned by my clients and me including -58,500 shares owned by Opportunity Partners and 5,000 shares owned jointly by my wife and me. All of our purchases of Common Stock have been within the past two years.

                  REASONS FOR THE SOLICITATION

  Based on my own analysis of the Company's finances and growth potential, I believe that the Company's stock is undervalued and that the Company could be sold at a significant premium to its market value. (Of course, there is no assurance of a sale or if it did, in what time frame.) I also believe the poison pill, which was adopted by the board without stockholder approval, is a serious impediment to such a sale. Therefore, I wish to afford shareholders an opportunity to (1) determine whether they want to dismantle the Company's poison pill and (2) elect an independent director who is committed to exploring all avenues of maximizing shareholder value including a sale of the Company, to replace Mr.
                  Sidman's 89 year-old mother.

                      OTHER CONSIDERATIONS

 If my nominee is elected, there is no assurance that the entire board will agree to seek a sale of the Company. In addition, a sale of the Company may require shareholder approval, and no assurance can be given that such approval will be obtained. Finally, various costs, including but not limited to those related to holding a special meeting of shareholders, which would be borne indirectly by shareholders, may be associated with such actions.  I believe that such costs are far outweighed by the benefit of a sale at a premium to the market price of the
                        Company's stock.

 I believe that all shareholders of the Company will benefit if actions are taken to improve shareholder value. However, I also have personal financial incentives to increase the Company's stock price because my clients who hold shares of the Company pay me fees that are based upon the realized and unrealized gains that they earn. Thus, these fees may partially depend on the value of the Company's shares.

                PROPOSAL 1: ELECTION OF DIRECTORS

At the meeting, if permitted by Mr. Sidman, I will nominate the following person for election as a director for a term expiring in 2006.

Gerald Hellerman (Age 65), 10965 Eight Bells Lane, Columbia, MD
21044

Gerald Hellerman, 65, has been the principal of Hellerman Associates, a financial and corporate consulting firm since he founded the firm in 1993. Present clients of Hellerman Associates include the U.S. Department of Justice, and the National Oceanic and Atmospheric Administration, a unit of the U.S. Department of Commerce. Mr. Hellerman has served as a trustee or director of Third Avenue Value Trust from 1993 until 2002, and trustee of Third Avenue Variable Series Trust from 1999 until 2002. Mr. Hellerman is a director and president of The Mexico Equity and Income Fund, a position he has held since 2001. He also serves as a director of Innovative Clinical Solutions, Inc., and Frank's Nursery & Crafts, Inc. During March 2003 he was elected a director and chairman of the board of meVC Draper Fisher Jurvetson Fund I, Inc., and a director of Brantley Capital Corporation. During the past five years, he also served as a director of Clemente Global Growth Fund, Inc.

Mr. Hellerman does not own any shares and he does not have any arrangement or understanding with any person with respect to any future employment by the Company or by any affiliate of the Company.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of Mr. Hellerman who has consented to stand for election and to serve if elected. If Mr. Hellerman is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the proxy holder(s). In addition, I intend to vote all GREEN proxies for the election of Walker J. Wallace and Lewis M. Weston, who are management's nominees unless you indicate that you wish to withhold authority to vote for either or both of them but not to vote for Evelyn Sidman, the remaining management nominee. I have not requested permission to name Walker J. Wallace and Lewis M. Weston in my proxy materials nor have they granted me such permission. You should refer to management's proxy statement for information regarding the qualifications and background of its nominees. There is no assurance that any of management's nominees will serve as directors if my nominee is elected.

 PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE
          LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY

In the absence of contrary instructions, the proxy holder(s) will vote your shares FOR this proposal.

  PROPOSAL 3: A STOCKHOLDER PROPOSAL TO DISMANTLE THE COMPANY'S
                              PILL

I think the best way to maximize shareholder value is to sell the Company to a strategic buyer, i.e., one who is in a similar or related business and that can realize synergies or reduce overhead expenses in the combined company's operations. The Company's board of directors has adopted a poison pill whose purpose is to prevent shareholders from accepting a premium offer for their shares unless the board approves it. I do not think the board should have a veto over the shareholders if they determine that they wish to accept such an offer. Therefore, unless precluded from doing so by Mr. Sidman, I intend to introduce a non-binding proposal recommending that the Company
dismantle its poison pill.   There is no certainty that the board
will implement this proposal if it is approved.   In the absence
of contrary instructions, the proxies will vote your shares FOR this proposal.

                        THE SOLICITATION

     I am making this solicitation personally. Persons affiliated with or employed by affiliates of Opportunity Partners may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

     Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Company. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I estimate that my expenses will be about $15,000. As of April 30, 2003, my expenses have been approximately $ 6,500.

     There is no arrangement or understanding involving me or any affiliate of mine that relates to future employment by the Company or any future transaction with the Company.

                      ADDITIONAL PROPOSALS

     I know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Company's proxy statement. Unless instructed otherwise, if any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

     DATED: April 30, 2003











                           PROXY CARD

 PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF THE
FIRST YEARS, INC. BY PHILLIP GOLDSTEIN FOR THE ANNUAL MEETING OF
                  STOCKHOLDERS ON MAY 15, 2003

The undersigned hereby appoints Andrew Dakos, Rajeev Das, Steve Samuels and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The First Years, Inc. on May 15, 2003, (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:Mark votes by placing an "x" in the appropriate [])

1. ELECTION OF THREE DIRECTORS

[ ]FOR GERALD HELLERMAN                  [ ] WITHHOLD AUTHORITY

Note: It is intended that this proxy will be voted for the election of Walker J. Wallace and Lewis M. Weston, management's nominees (in addition to Mr. Hellerman) unless you indicate that you wish to withhold authority to vote for either or both of them by crossing out their name(s) in this sentence. Permission has not been requested to name Walker J. Wallace and Lewis M. Weston in the accompanying proxy materials nor have they granted such permission. There is no intention to vote this proxy for any other management nominee. Please refer to management's proxy statement for information regarding the qualifications and background of its nominees. There is no assurance that any of management's nominees will serve as directors if Mr. Hellerman is elected.

2. RATIFICATION OF THE SELECTION OF DELOITE & TOUCHE LLP AS
INDEPENDENT ACCOUNTANTS

  FOR [   ]    AGAINST [   ]                   ABSTAIN [   ]

3.  A STOCKHOLDER PROPOSAL TO DISMANTLE THE COMPANY'S POISON PILL

  FOR [   ]    AGAINST [   ]                ABSTAIN [   ]

    Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1, and FOR Proposals 2 AND 3. The undersigned hereby acknowledges receipt of the proxy statement dated April 30, 2003 of Phillip Goldstein and revokes any proxy previously executed.  (Important - Please be sure to enter date.)





 SIGNATURE (S) ________________________  Dated: _______________